Exhibit 99.1

BioGold Fuels Enters Into Waste Stream Contract and
Lease for Facility in Harvey County Kansas

LOS ANGELES, CA—August 20, 2008—BioGold Fuels Corporation (OTC Bulletin Board: BIFC) announced that on August 18th it entered into a Resource Recovery System Agreement with Harvey County Kansas to process the County’s municipal solid waste, tires, and any other waste that BioGold agrees to process. The waste will be delivered to the BioGold Bio-refinery facility it plans to build in Harvey County. BioGold is negotiating a contract with ICM, Inc. to design and build the facility, which will be located on Harvey County’s existing closed landfill.

BioGold will receive $35 per ton of waste it receives for processing from Harvey County, which is currently estimated at 33,500 tons per year. In addition, BioGold can bring in additional waste from neighboring counties. The Agreement is for a 30 year term with options for 4 additional ten year extensions. The Agreement also includes a lease for approximately 32 acres of land, the county’s existing transfer station, and eleven pieces of the county’s waste processing and hauling equipment and vehicles for one dollar per year ($1.00). After five years, BioGold will annually pay Harvey County five percent of its net profits from the sale of products made on site to the County. BioGold plans to sell engineered fuel cubes, synthetic diesel fuel, and organic chemicals that will be made from the processed waste.

“We are very excited to be joining forces with such an environmentally conscious county such as Harvey County,” said BioGold’s CEO, Steve Racoosin. “We believe that the amount of waste that ends up having to be dumped in a landfill will be reduced by 85 to 90%. The County, its administration, and its commissioners are very pro-active in searching out green alternatives. The fact that they were willing to lease over 32 acres of their land, their existing transfer station, and over 10 pieces of waste processing and hauling equipment for only a dollar per year shows their commitment to making their dream of not burying trash a reality. We hope that the 5% of net profits from the sale of products made by BioGold will be used by Harvey County to improve what is already a wonderful county.”

For a corporate profile of BioGold Fuels Corporation, please visit www.audiostocks.com or www.biogoldfuels.com.

About BioGold Fuels™ Corporation

BioGold Fuels™ Corporation is seeking to develop, acquire, license and commercialize patented and proprietary technologies that its management believes will allow a significant amount of municipal solid waste to be recycled into electricity, synthetic diesel fuel and other renewable fuels to address the multi-billion dollar renewable fuels market in the United States and the world. A major component of MSW is paper-based material, hydrocarbon-based material, and other high-energy value feedstocks. BioGold’s multi-fuel processing facilities will take all forms of waste into one facility, while providing a green source of renewable fuels.

Safe Harbor Statement

The contents of this press release are presented as a general overview of BioGold Fuels. This release is intended only to contain general information regarding BioGold Fuels and its business and does not purport to provide complete disclosure or analysis of all matters that may be relevant to a decision to invest in BioGold Fuels. In addition, certain matters discussed in this release may constitute ‘forward-looking statements.’ Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond BioGold Fuels’ ability to control or predict, including, but not limited to, risks and uncertainties outlined in BioGold Fuels’ periodic reports filed with the Securities and Exchange Commission.

SOURCE: BioGold Fuels™ Corporation

Investor Relations Contact:

AudioStocks.com
Ronald Garner
Investor Hotline: 760-692-1167